EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIA RENEWABLES, INC.

Via Renewables, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on August 1, 2014 (the “Certificate of Incorporation”).

2. That the Board of Directors of the Corporation duly adopted resolutions through a unanimous written consent setting forth the following Certificate of Amendment of the Certificate of Incorporation of the Corporation, declaring said Certificate of Amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

3. That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

4. That the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FOURTH” by inserting the following immediately after the first sentence thereof, as follows:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the DGCL, of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each (i) five shares of Class A Common Stock and either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Class A Common Stock and (ii) five shares of Class B Common Stock and either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Class B Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Holders of Common Stock who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share of Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. Each holder of an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate representing the number of whole shares of Common Stock to which such shareholder is entitled pursuant to the Reverse Stock Split.”

5. This Certificate of Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL.

6. The effective date and time of this Certificate of Amendment shall be March 21, 2023 at 5:30 PM Eastern Time.

7. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 20th day of March, 2023.

VIA RENEWABLES, INC.

By:	/s/ Mike Barajas
Name:	Mike Barajas
Title:	Chief Financial Officer

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